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                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                               THE HOCKEY COMPANY

     The Hockey Company (the "Corporation"), a corporation organized and existing under the Delaware General Corporation Law (the "DGCL"), DOES HEREBY CERTIFY to the Secretary of State of the State of Delaware that:

     FIRST: The Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of Delaware on September 24, 1991, and a certified copy was recorded in the Office of the Recorder of New Castle County, Delaware.

     SECOND: The Certificate of Incorporation is amended to change the authorized shares of the Corporation by striking the first sentence of paragraph FOURTH of the Certificate of Incorporation in its entirety and inserting the following new first sentence to paragraph FOURTH as follows:

     "FOURTH: The total number of shares of all classes of stock which the Corporation is authorized to issue is 21,000,000 shares, consisting of 20,000,000 shares of common stock, par value $.01 per share and 1,000,000 shares of Preferred Stock, par value $.01 per share, with such voting powers, designations, preferences, rights, qualifications, limitations, or restrictions as the Board of Directors shall specify."

     THIRD: The Certificate of Incorporation is amended to delete Article EIGHTH and renumber Article NINTH as Article EIGHTH.

     FOURTH: This Certificate of Amendment to Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation pursuant to Section 141 of the DGCL and by the consent of the holders of a majority of the outstanding voting capital stock of the Corporation pursuant to Section 228 of the DGCL.

     FIFTH: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.


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     IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment of its Certificate of Incorporation to be executed by its duly authorized officer this 14th day of March, 2001.


                                   THE HOCKEY COMPANY


                                   By: /S/ RUSSELL J. DAVID
                                   ------------------------------
                                   Name:  Russell J. David
                                   Title:  Chief Operating Officer and Secretary